Exhibit 99


                      [COMMONWEALTH BANCORP, INC. LOGO]



For release:   IMMEDIATELY
Contact:       Charles M. Johnston, Chief Financial Officer
               Commonwealth Bancorp, Inc.
               (610) 313-2189


            COMMONWEALTH BANCORP, INC. COMPLETES COMMON STOCK
             REPURCHASE AND ANNOUNCES NEW REPURCHASE PROGRAM

Norristown, PA, April 23, 2001 - Commonwealth Bancorp, Inc. (NASDAQ: CMSB) announced today that it has completed its previously announced program to repurchase 550,000 shares of its outstanding common stock. The repurchased shares will be held as treasury stock and will be available for general corporate purposes and/or issuance pursuant to the Company's stock benefit plans.

With the completion of this program, the Company has purchased a total of 7.2 million of its common shares since the beginning of 1997, representing an investment of $127 million. The repurchases have been an important part of the Company's capital management strategy, which is directed towards achieving a capital structure appropriate for Commonwealth's businesses, while improving return on shareholders' equity.

The Company also announced today that its Board of Directors has authorized a new program to repurchase up to 500,000 shares, or approximately 5 percent, of its outstanding common stock. Repurchases under this new program are authorized to be made from time to time in open market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes and/or issuance pursuant to the Company's stock benefit plans.

Commonwealth Bancorp, Inc., with consolidated assets of $1.8 billion, is the holding company for Commonwealth Bank, which has 60 branches throughout southeast Pennsylvania.